Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Allegheny Ludlum, LLC Personal Retirement and 401(k) Savings Account Plan of our report dated June 27, 2013, with respect to the financial statements and schedules of the Allegheny Ludlum Corporation Personal Retirement and 401(k) Savings Account Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 27, 2013